The Murdock Group Announces Phase Four Complete

March 01, 2001 12:13:00 PM ET

SALT LAKE CITY--(BUSINESS WIRE)--March 1, 2001--The Murdock Group Holding Corp. TMGS, Thursday announced that its $6 million phase four debt reduction has been completed.

Recently completed transactions have resulted in the reduction of corporate liabilities totaling approximately $6 million. This phase four of the company's debt-restructuring plan included settlements of $370,000 in common stock and $5.6 million in real estate and other consideration.

In  addition  to  reducing   liability  by  approximately   $6  million,   these
transactions are expected to result in significant annualized cost savings for the company.

In addition, as part of this phase of its restructuring plan, the company made other operational cuts and reports increased sales in January 2001. The company reports that sales for January exceeded $100,000, leading the company's push to profitability and positive cash flows, which it expects to realize by second quarter of 2001.

K.C. Holmes, president and chief executive officer, noted, "With the completion of phases one through four of our debt and operational restructure plan, we have now reduced our debt by approximately $23 million since Sept. 30, 2000. We have also succeeded in increasing sales during that period back to a monthly average in the six-figure range.

"With under $8 million in debt remaining, we are confident that we can achieve positive cash flows in the very near future. We hope that the public market will soon begin to recognize the significant turnaround that we have accomplished."

The company expects to be in a position to announce details of the fifth and final phase of the restructure and a successful turnaround shortly.

About The Murdock Group

Founded in 1983, The Murdock Group has emerged as a business incubator with emphasis in the employment industry. The Murdock Group has incubated Internet offerings MyJobSearch.com, an employment portal, and CareerWebSource, a BtoB employment information company, as well as a full service brick and mortar career-coaching provider.

The Murdock Group also has a real estate development group specializing in small- to mid-size entitlement projects.

Forward-Looking Statements

This press release  contains  forward-looking  statements  within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. While these statements are made to convey the company's progress, business opportunities and growth prospects, readers are cautioned that such forward-looking statements represent management's opinion.

Actual company results may differ materially from those described. The company's operations and business prospects are always subject to risk and uncertainties. A more extensive listing of risks and factors that may affect the business prospects of the company and cause actual results to differ materially from those described in the forward-looking statements can be found in the reports and other documents filed by the company with the Securities and Exchange Commission.